Exhibit 11


                      LUNAR CORPORATION AND SUBSIDIARIES
             Statement Regarding Computation of Earnings Per Share
                                  (Unaudited)


                                            Three months ended
                                    September 30,       September 30,
                                       1998                1997
                                    ------------        ------------
Net income                          $1,154,545          $2,012,993
                                    ==========          ==========
Weighted average number of
 common shares                       8,658,945           8,715,833

Stock options calculated according
 to the treasury stock method          214,967             405,776
                                    ----------          ----------
Weighted average number of common
 and potential common shares         8,873,912           9,121,609
                                     =========           =========
Basic earnings per share                 $0.13               $0.23
                                         =====               =====
Diluted earnings per share               $0.13               $0.22
                                         =====               =====